Exhibit 99.1

Biovest Reports that Independent Data Monitoring

Committee Recommends Unblinding of Phase 3 Clinical

Results for its Anti-Cancer Vaccine, BiovaxID®

Biovest to Present Data to FDA and Worldwide Regulatory

Agencies in order to Seek Marketing Approvals

TAMPA, FLORIDA – April 17, 2008 – Biovest International, Inc. (OTCBB: BVTI), a majority-owned subsidiary of Accentia Biopharmaceuticals, Inc. (NASDAQ: ABPI), today announced that a key milestone has been achieved in the Company’s mission to gain approval for BiovaxID®, its personalized anti-cancer vaccine, in a pivotal Phase 3 Fast-Tracked clinical trial for the treatment of indolent follicular non-Hodgkin’s lymphoma.

Biovest reported that the independent Data Monitoring Committee (DMC), which is vested with the responsibility of monitoring the safety and efficacy of the BiovaxID trial, has completed a closed session review of the unblinded results, including the primary and secondary endpoints analysis of the Phase 3 study. Based on their analysis, the DMC has recommended that the results be unblinded, and has volunteered to participate, if needed, in Biovest’s ongoing regulatory meetings with the U.S. Food and Drug Administration (FDA) and other worldwide regulatory agencies (Health Authorities) in order to determine the most appropriate process for unblinding the results, and establishing a pathway to seek marketing approvals.

The Chairman of the DMC, Dr. Gerald Messerschmidt, reported, “Our Committee has completed a closed session unblinded review of the interim Phase 3 safety and efficacy analyses regarding the BiovaxID registration study. Based on this review, the DMC recommends that the BiovaxID study be unblinded to the Company for final analysis. We further suggest that the final clinical study report include data, as part of Biovest’s overall regulatory strategy of submission to the regulatory authorities, through August 29, 2008, which is the date when the last randomized and vaccinated patient reaches 12-months follow-up from first injection. While the DMC cannot release information on our closed session discussions, our recommendation to unblind this pivotal registration study in late-August is based on the status of the study, the defined safety profile over 8-years of this Phase 3 registration study and our review of the primary and secondary endpoint analyses. As part of the ongoing regulatory process, I as a representative of the DMC will relate our review of the closed session analysis of these interim data to Health Authorities as necessary.”

Responding to the DMC’s recommendations, Biovest’s Chairman and CEO, Dr. Steven Arikian, stated, “The DMC’s diligent review has resulted in an excellent outcome for BiovaxID. Not only has the Committee reconfirmed the favorable safety profile for BiovaxID, but as importantly, we believe their recommendation to unblind and their willingness to meet with the regulatory authorities to discuss their findings suggests a successful trial outcome. In light of the DMC’s recommendation, we have already been in discussions with regulatory agencies, including the FDA, to seek consensus on the appropriate process for unblinding the results and establishing a pathway for potential accelerated and/or conditional approvals for BiovaxID. We also are coordinating with the EMEA regarding potential market access in Europe. If approved, Biovest will have distinguished itself as the first company to have its anti-cancer vaccine reach market in the U.S. or EU, a Herculean achievement. As this study was initiated in 2000, we now have the largest longitudinal database of lymphoma patients receiving a personalized therapeutic vaccine. 234 patients were enrolled and 177 randomized in the Phase 3 trial of which, two-thirds received BiovaxID therapy, and one-third control treatment. We believe that these long-term and highly anticipated results will demonstrate that BiovaxID is capable of prolonging the period of disease-free survival for an incurable form of non-Hodgkin’s lymphoma, and in some cases, perhaps even inducing indefinitely prolonged, durable remissions.”

As previously presented to the American Society of Hematology (ASH) and the American Society of Clinical Oncology (ASCO), the National Cancer Institute (NCI) demonstrated in a Phase 2 clinical trial that patients treated with BiovaxID achieved: a median disease-free survival of over eight years; a 95% overall survival rate after 9.2 years of follow-up; and a 95% cellular immune response. In this clinical trial, 73% of evaluable patients were converted into molecular remission (bcl-2 negative), evidence that their blood has been cleared of residual cancerous cells. BiovaxID also demonstrated an outstanding safety profile.

According to Dr. Angelos M. Stergiou, Biovest’s Vice President, Product Development, Medical Affairs & Clinical Research, “This Phase 2 data, combined with our analysis of the blinded Phase 3 results, and the DMC’s recommendation to unblind, gives us a high level of confidence in unblinding the current Phase 3 study, both for efficacy and safety. If the results are highly positive, and assuming we are granted accelerated approval for BiovaxID, we would anticipate initiating a Phase 4, post-approval, clinical study for the purpose of collecting further efficacy and safety data.”

The primary end-point of the trial is a comparison between treatment groups, those that receive BiovaxID and those that receive a control. The study is looking at duration of disease-free survival measured from the time of randomization (i.e. when a subject is randomly assigned to receive BiovaxID or control) to the time of confirmed relapse.

About BiovaxID®

BiovaxID is a personalized, patient-specific therapeutic vaccine designed to stimulate the patient’s own immune system to recognize and destroy cancerous B-cells that may remain in the body or may arise after the patient has been treated with chemotherapy. Unlike many other approaches to treating non-Hodgkin’s lymphoma, BiovaxID is designed to kill only cancerous B-cells, with the initial indication of follicular Non-Hodgkin’s lymphoma. Additionally, we anticipate that BiovaxID could potentially be used to treat other types of B-cell cancers, such as Mantle Cell Lymphoma, Chronic Lymphocytic Leukemia and Multiple Myeloma.

About Accelerated Approval under Subpart E (21CFR 601, Subpart E, Accelerated Approval of Biological Products for Serious or Life-Threatening Illnesses)

FDA may accelerate approval of certain new biological products for serious or life-threatening illnesses, with provisions for any necessary continued study of the drugs’ clinical benefits after approval or with restrictions on use, if necessary. Subpart E is intended to provide expedited marketing of biological products for patients suffering from such illnesses when the biological products provide meaningful therapeutic benefit compared to existing treatments. Accelerated approval will be considered in two situations: (1) When approval can be reliably based on evidence from adequate and well-controlled studies of the drug’s effect on a surrogate endpoint that reasonably suggests clinical benefit or on evidence of the drug’s effect on a clinical endpoint other than survival or irreversible morbidity, pending completion of studies to establish and define the degree of clinical benefits to patients; and (2) when FDA determines that a drug, effective for the treatment of a disease, can be used safely only if distribution or use is modified or restricted. Drugs or biological products approved under these procedures must have met the requisite standards for safety and effectiveness under the Federal Food, Drug, and Cosmetic Act (the act) or the Public Health Service Act (the PHS Act) and, thus, will have full approval for marketing.

About Biovest International, Inc.

Biovest International, Inc. (OTCBB: BVTI) is a pioneer in the development of advanced individualized immunotherapies for life-threatening cancers of the blood system. Biovest is a majority-owned subsidiary of Accentia Biopharmaceuticals, Inc., (NASDAQ:ABPI) with its remaining shares publicly traded. Biovest has a foundation in the manufacture of biologics for research and clinical trials. In addition, Biovest develops, manufactures and markets patented cell culture systems, including the innovative AutovaxID™, which is being marketed as an automated vaccine manufacturing instrument and for production of cell-based materials and therapeutics. Biovest is currently conducting a pivotal Phase 3 clinical trial for BiovaxID®, which is a patient-specific anti-cancer vaccine focusing on the treatment of follicular non-Hodgkin’s lymphoma. BiovaxID has been granted Fast Track status by the FDA and Orphan Drug status by the EMEA.

For further information, please visit: http://www.biovest.com

Biovest International, Inc. Corporate Contacts:

Douglas Calder, Director of Investor Relations & Public Relations

Phone: (813) 864-2554, ext.258 / Email: dwcalder@biovest.com

or

Susan Bonitz, Ph.D., Director, Program Coordination

Phone: (813) 864-2554, ext.277 / Email: sbonitz@accentia.net

Forward-Looking Statements:

Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements about Revimmune™, BiovaxID®, AutovaxID™, and any other statements relating to products, product candidates, product development programs, the FDA or clinical study process including the commencement, process, or completion of clinical trials or the regulatory process. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions, and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Biovest to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Biovest undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. The product names used in this statement are for identification purposes only. All trademarks and registered trademarks are the property of their respective owners.